CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form N-1A of our report dated February 23, 2000, relating to the financial statements and financial highlights of The Prudential Series Fund, Inc., which appears in such Registration Statement. We also consent to the references to us under the headings "Experts" and "Financial Highlights" in such Registration Statement.

PricewaterhouseCoopers LLP

New York, New York
April 27, 2000